Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION ANNOUNCES PRELIMINARY RESULTS OF OVER 10,000 GOLD EQUIVALENT OUNCES PRODUCED AND SOLD IN Q1 2023

Denver, Colorado – April 12, 2023 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) sold a total of 6,508 ounces of gold and 294,815 ounces of silver in Q1 2023 for a gold equivalent total of 10,055 ounces. Additionally, the Company sold 3,060 tonnes of zinc, 332 tonnes of copper, and 1,417 tonnes of lead.

“Our 2023 annual production at the Don David Gold Mine is off to a good start. This achievement is due to mining higher average grades as a result of targeted infill drilling and mine sequencing,” stated Allen Palmiere, President and CEO. “Underground resource expansion drilling is progressing as planned. In addition, the mine is managed by a new leadership team that is already realizing improvements to maximize efficiencies and safety protocols. At the Back Forty Project in Michigan, feasibility study work related to metallurgical testing and refinement of capital cost estimates continues.”

Sales Statistics

	Three months ended March 31,
	2023	2022
Metal sold
Gold (ozs.)	6,508	8,381
Silver (ozs.)	294,815	265,407
Copper (tones)	332	408
Lead (tonnes)	1,417	1,639
Zinc (tonnes)	3,060	4,359
Average metal prices realized(1)
Gold ($ per oz.)	1,915	1,898
Silver ($ per oz.)	23	24
Copper ($ per tonne)	9,172	10,144
Lead ($ per tonne)	2,158	2,347
Zinc ($ per tonne)	3,195	3,842
Precious metal gold equivalent ounces sold
Gold Ounces	6,508	8,381
Gold Equivalent Ounces from Silver	3,547	3,348
Total AuEq Ounces	10,055	11,729

(1)	Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices. Our average metal prices realized will therefore differ from the average market metal prices in most cases.

Trending Production Statistics

	For the three months ended:
	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023
Arista Mine
Tonnes Milled	135,398	135,801	128,884	110,682	116,616	116,721
Average Gold Grade (g/t)	1.93	3.00	2.63	1.98	2.51	2.33
Average Silver Grade (g/t)	82	81	64	80	109	94
Average Copper Grade (%)	0.38	0.41	0.32	0.37	0.45	0.37
Average Lead Grade (%)	2.17	1.97	1.99	1.59	1.58	1.73
Average Zinc Grade (%)	4.77	4.89	4.00	4.21	4.27	3.88
Combined
Tonnes milled(1)	135,398	136,844	129,099	110,682	116,616	117,781
Tonnes Milled per Day(2)	1,559	1,590	1,516	1,361	1,389	1,420
Metal production (before payable metal deductions)(3)
Gold (ozs.)	6,853	11,187	9,317	5,851	7,767	7,171
Silver (ozs.)	330,873	332,292	249,088	261,256	370,768	322,676
Copper (tonnes)	413	431	303	296	406	336
Lead (tonnes)	2,345	2,073	2,020	1,249	1,323	1,559
Zinc (tonnes)	5,349	5,562	4,282	3,901	4,198	3,837

(1)	Combined tonnes milled in Q1 and Q2 2022 and Q1 2023 includes 1,043, 215, and 1,060 purchased tonnes, respectively, related to a collaborative initiative with a local community to ensure the proper environmental treatment and storage of the material.
(2)	Based on actual days the mill operated during the period.
(3)	The difference between what we report as "Metal Production" and "Metal Sold" is attributable to the difference between the quantities of metals contained in the concentrates we produce versus the portion of those metals actually paid for according to the terms of our sales contracts. Differences can also arise from inventory changes related to shipping schedules, or variances in ore grades and recoveries which impact the amount of metals contained in concentrates produced and sold.

Q1 2023 Conference Call

The Company will host a conference call Wednesday, April 26, 2023, at 10:00 a.m. Mountain Time.

The conference call will be recorded and posted to the Company’s website later in the day following the conclusion of the call. Following prepared remarks, Allen Palmiere, President and Chief Executive Officer, Alberto Reyes, Chief Operating Officer and Kim Perry, Chief Financial Officer will host a live question and answer (Q&A) session. There are two ways to join the conference call.

To join the conference via webcast, please click on the following link:

https://viavid.webcasts.com/starthere.jsp?ei=1609974&tp_key=2108468e9d

To join the call via telephone, please use the following dial-in details:

Participant Toll Free:	+1 (888) 396-8049
International:	+1 (416) 764-8646
Conference ID:	13462059

Please connect to the conference call at least 10 minutes prior to the start time using one of the connection options listed above.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico. Under the direction of an experienced board and senior leadership team, the company’s focus is to unlock the significant upside potential of its existing deposit, infrastructure, and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the company’s Form 10-K for an understanding of the risk factors associated with its business.

Contacts:

Kim Perry

Chief Financial Officer

Kim.Perry@GRC-USA.com

www.GoldResourcecorp.com